1
       As filed with the Securities and Exchange Commission on May 4, 1995
                                                  Registration No. 33-58271

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ROSEVILLE COMTECH
          (Exact name of registrant as specified in its charter)

       California                   4813                   Applied For
(State or other           (Primary Standard Industri      (I.R.S. Employer
jurisdiction of              al Classification         Identification No.)
incorporation or                Code Number)
organization)


                               211 Lincoln Street
                           Roseville, California 95678
                                 (916) 786-6141
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Brian H. Strom
                      President and Chief Executive Officer
                           Roseville Telephone Company
                               211 Lincoln Street
                           Roseville, California 95678
                                 (916) 786-1407
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                              Jed E. Solomon, Esq.
                             Cooper, White & Cooper
                              201 California Street
                         San Francisco, California 94111



     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the Reorganization described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___

                         CALCULATION OF REGISTRATION FEE

    Title of                     Proposed       Proposed
      Each                       Maximum         Maximum          Amount of
    Class of        Amount       Offering       Aggregate        Registration
   Securities        to be        Price         Offering             Fee
      to be        Registered    Per Unit         Price
   Registered
    ---------     ----------     --------         -----              ---
 Common Stock,    14,484,953      $24.00       $347,638,872       $119,875
 Without Par        shares
 Value


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.
                                ROSEVILLE COMTECH
                                    FORM S-4
                              CROSS REFERENCE SHEET

PART I
INFORMATION REQUIRED IN PROSPECTUS

                    S-4 Item             Location in Prospectus

Item 1.    Forepart of the              Outside Front Cover Page
           Registration Statement and   of Proxy
           Outside Front Cover Page     Statement/Prospectus
           of Prospectus..............
           .

Item 2.    Inside Front and Outside     Inside Front Cover Page
           Back Cover of Prospectus...  of Proxy
           .                            Statement/Prospectus

Item 3.    Risk Factors, Ratio of       Outside Front Cover Page
           Earnings to Fixed Charges    of Proxy
           and Other Information......  Statement/Prospectus;
           .                            General Information for
                                        Shareholders; Proposal
                                        to Approve the Agreement
                                        and Plan of
                                        Reorganization

Item 4.    Terms of the Transaction...  Proposal to Approve the
           .                            Agreement and Plan of
                                        Reorganization

Item 5.    Pro Forma Financial
           Information                  Not Applicable

Item 6.    Material Contacts with the
           Company Being Acquired.....  Not Applicable

Item 7.    Additional Information
           Required for Reoffering by
           Persons and Parties Deemed
           to be Underwriters.........  Not Applicable

Item 8.    Interests of Named Experts
           and Counsel................  Not Applicable

Item 9.    Disclosure of Commission
           Position on
           Indemnification for          Not Applicable
           Securities Act Liabilities.
           ...............

Item 10.   Information with Respect
           to S-3 Registrants.........  Not Applicable
           ...

Item 11.   Incorporation of Certain
           Information by Reference...  Not Applicable

Item 12.   Information with Respect
           to S-2 or S-3 Registrants..  Not Applicable
           ...

Item 13.   Incorporation of Certain
           Information by Reference...  Not Applicable

Item 14.   Information with Respect     Business of Roseville
           to Registrants Other than    and Holding Company
           S-2 or S-3 Registrants.....
           ....

Item 15.   Information with Respect     Incorporation of Certain
           to S-3 Companies...........  Documents by Reference
           ...

Item 16.   Information with Respect
           to S-2 or S-3 Companies....  Not Applicable
           ...

Item 17.   Information with Respect
           to Companies Other than S-
           2 or S-3 Companies.........  Not Applicable
           .....

Item 18.   Information if Proxies,      General Information for
           Consents or Authorizations   Shareholders; Proposal
           are to be Solicited........  to Approve the Agreement
                                        and Plan of
                                        Reorganization; Election
                                        of Directors;
                                        Compensation of
                                        Directors; Executive
                                        Compensation; Report of
                                        Compensation Committee
                                        Concerning Compensation;
                                        Performance Graph;
                                        General Matters and
                                        Shareholder Proposals.

Item 19.   Information if Proxies,
           Consents or Authorizations
           are not to be Solicited in
           an Exchange
           Offer......................  Not Applicable

                           ROSEVILLE TELEPHONE COMPANY


Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Roseville Telephone Company to be held at the Company's Industrial Avenue Facility, 8150 Industrial Avenue, Building A, Roseville, California, on Friday, June 16, 1995 at 8:00 o'clock P.M.

     At the meeting, shareholders will be asked to approve the creation of a holding company and to elect the five directors. As we do at each annual meeting of our shareholders, officers will present reports on the various activities of Roseville Telephone Company and its financial performance.

     Information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement/Prospectus. As a result of the proposal to create a holding company, the materials you are receiving in connection with the 1995 Annual Meeting are lengthier than those normally distributed to Roseville's shareholders. We urge you to read all of the materials carefully.

     The Board of Directors recommends that you vote your shares in favor of the election of directors and the proposal to approve the Agreement and Plan of Reorganization to implement the holding company structure.

     Please return the enclosed proxy card as promptly as possible whether or not you plan to attend the meeting. You will assure that your shares will be voted at the meeting.

     Thank you for your continued support.

                                             Sincerely yours,



                                             Robert L. Doyle
                                             Chairman of the Board


                           ROSEVILLE TELEPHONE COMPANY



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders:

     The Annual Meeting of Shareholders of Roseville Telephone Company (hereinafter called "Roseville") will be held at Roseville's Industrial Avenue Facility, 8150 Industrial Avenue, Building A, Roseville, California, on Friday, June 16, 1995 at 8:00 o'clock P.M., for the following purposes:

     1.   To elect a Board of five (5) Directors;

     2. To consider and act upon a proposal to approve the creation of a holding company by approving the Agreement and Plan of Reorganization described herein; and

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of Roseville as of 5:00 o'clock P.M., May 5, 1995 will be entitled to vote at the meeting or any adjournment thereof.

                                        By Order of the Board of Directors



                                                  Thomas E. Doyle
                                                  Secretary















     SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

Roseville, California, May 8, 1995.
                                ROSEVILLE COMTECH
                           ROSEVILLE TELEPHONE COMPANY
                               211 Lincoln Street
                           Roseville, California 95678
                                 (916) 786-6141


                           PROXY STATEMENT/PROSPECTUS
                       For Annual Meeting Of Shareholders
                           To Be Held On June 16, 1995
                   and the issuance of up to 14,484,953 shares
                       of Common Stock, without par value


     This Proxy Statement/Prospectus contains both a Proxy Statement for the Annual Meeting of Shareholders of Roseville Telephone Company, a California corporation ("Roseville"), to be held on June 16, 1995 (the "Annual Meeting") and a Prospectus of Roseville ComTech, a newly-formed California corporation ("Holding Company"), relating to the issuance of up to 14,484,953 shares of Holding Company common stock without par value (the "Holding Company Common Stock"), in connection with the adoption of a holding company structure for Roseville.





     No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Holding Company or Roseville. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute the solicitation of a proxy, in any jurisdiction, to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.




          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




  The date of this Proxy Statement/Prospectus is May 8, 1995.
                              AVAILABLE INFORMATION

     Roseville is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by Roseville with the Commission can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's New York Regional Office, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York, 10278 and Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address.

     Following completion of the Reorganization described in this Proxy Statement/Prospectus, both Roseville and Holding Company will file such reports and other information under the Exchange Act, and Holding Company will send its shareholders annual reports containing financial information that has been examined and reported upon, with an opinion expressed by, independent auditors.

     A registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), has been filed with the Commission with respect to the Holding Company Common Stock offered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all information set forth in such registration statement, certain portions of which have been omitted pursuant to rules and regulations promulgated by the Commission. The omitted information may be obtained from the Commission as indicated above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Roseville has filed with the Commission, pursuant to Section 13 of the Exchange Act, an Annual Report on Form 10-K for the year ended December 31,
1994,    as amended by Form 10-K/A filed with the Commission on April 28,
1995    .  Such Annual Report on Form 10-K,    as amended,     is hereby
incorporated by reference in and made a part of this Proxy Statement/Prospectus.

     All documents hereafter filed by Roseville with the Commission, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the consummation of the Reorganization referred to herein shall hereby be deemed to be incorporated by reference in and to be a part of this Proxy
Statement/Prospectus from the date of filing of such documents.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: LAUREL DISMUKES, CONTROLLER, ROSEVILLE TELEPHONE COMPANY, 211 LINCOLN STREET, ROSEVILLE, CALIFORNIA 95678, TELEPHONE NUMBER (916) 786-1162. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 12, 1995.

                                TABLE OF CONTENTS
                                                                Page

SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

VOTING SECURITIES

ELECTION OF DIRECTORS
          Compensation of Directors

EXECUTIVE COMPENSATION
          Summary Compensation Table
          Retirement Supplement Plan
          Pension Plan and SERP
          Compensation Committee Interlocks and Insider Participation Report of the Compensation Committee Concerning Compensation

EXECUTIVE OFFICERS
        Compliance with Section 16(a) of the Securities
        Exchange Act of 1934
          Performance Graph

PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION
          General
          Business of Roseville and Holding Company
          Reasons for the Reorganization
          Description of Reorganization
          Automatic Conversion of Common Stock
          Debt of Roseville
          Directors and Officers of Holding Company
          Employee Benefit Plans
          Amendment or Termination of the Reorganization Agreement Income Tax Consequences
          Articles of Incorporation, Bylaws and Rights of Shareholders Conditions to the Reorganization
          Regulatory Approvals
          Exchange of Share Certificates Not Required
          Description of Capital Stock of Holding Company
          Exchange Act Filings
          Financial Statements
          Legal Opinion
          No Appraisal Rights

INDEPENDENT AUDITORS

COST OF SOLICITATION

OTHER MATTERS AND SHAREHOLDER PROPOSALS

EXHIBIT A - Agreement and Plan of Reorganization
EXHIBIT B - Articles of Incorporation of Roseville
          ComTech
                                     SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REMAINDER OF THIS PROXY STATEMENT/PROSPECTUS.

Annual Meeting of Shareholders

     This Proxy Statement/Prospectus is furnished in connection with the Annual Meeting of Shareholders on June 16, 1995 of Roseville Telephone Company ("Roseville"). At the Annual Meeting, Roseville's shareholders will consider and vote on a proposal to adopt an Agreement and Plan of Reorganization dated March 30, 1995 (the "Reorganization Agreement") among Roseville, Roseville ComTech ("Holding Company") and a wholly-owned subsidiary of Holding Company.

Voting Securities

     Roseville has only one class of voting security, its Common Stock, entitled to one vote per share and to cumulative voting in the election of Directors. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of Roseville or by attendance at the Annual Meeting and voting in person. Approval of the Reorganization Agreement will require the affirmative vote of a majority of the shares of Roseville present or represented and entitled to vote at the meeting.

Agreement and Plan of Reorganization

     Pursuant to the Reorganization Agreement, the corporate structure of Roseville and its one existing subsidiary will be reorganized by creating a new holding company to be the publicly-held parent of Roseville (the "Reorganization"). Following the Reorganization, Holding Company, together with its subsidiaries, will conduct all the operations currently conducted by Roseville and its subsidiary, and Holding Company and its subsidiaries will have the same consolidated net worth as do Roseville and its subsidiary. Each share of Roseville Common Stock will automatically be converted into one share of Holding Company Common Stock. Consequently, the shareholders of Roseville become shareholders of Holding Company and will have the same ownership interests in Holding Company as they now have in Roseville. This conversion will not require the exchange of stock certificates.

Business of Roseville and Holding Company

     Roseville is engaged in the business of furnishing communication services, mainly local and toll telephone service and network access services in Placer and Sacramento Counties, California. Roseville operates no significant line of business other than communication services it now provides. Roseville's principal executive offices are located at 211 Lincoln Street, Roseville, California 95678, telephone number (916) 786-6141. The address of Holding Company's principal executive offices and its telephone number are the same as Roseville's. The current business of Roseville and its subsidiary will be operated by Holding Company and its subsidiaries, including Roseville, after the Reorganization.

Reasons for the Reorganization

     The formation of a Holding Company structure for Roseville will provide a corporate structure with clear separation between the telephone company and other communication businesses, will provide a framework that can better accommodate future growth from internal operations, acquisitions or joint ventures, and will broaden the alternatives available for future financing and will generally provide greater administrative and operational flexibility. The holding company structure which is utilized by many other publicly and privately held local exchange carriers, will better allow for such separation and will provide improved financial information to management. With respect to future investments or acquisitions, a holding company structure will provide Roseville with the flexibility to operate any future investment or acquisition either as a part of the telephone company or as a separate entity.

Income Tax Consequences

     Roseville has not requested a ruling from the Internal Revenue Service with respect to the Federal income tax consequences of the Reorganization under the Internal Revenue Code of 1986, as amended. In the opinion of Cooper, White & Cooper, counsel to Roseville and Holding Company, the Reorganization will be a tax-free transaction. Because of the many consequences which must be taken into account in determining the possible income tax consequences of the Reorganization, shareholders are urged to consult their own tax advisors. See "PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION - Income Tax Consequences".

No Appraisal Rights

     Holders of Roseville Common Stock will not, under California law, be entitled to any appraisal rights as a result of the Reorganization.

                 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Roseville to be used at the Annual Meeting of Shareholders on June 16, 1995, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of Roseville or by attendance at the Annual Meeting and voting in person.

     The approximate date of mailing to shareholders of Notice of Annual Meeting and this Proxy Statement/Prospectus is May 8, 1995.

                       VOTING SECURITIES

     Roseville has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 o'clock P.M. on May 5, 1995, will be entitled to vote at the Annual Meeting. As of the close of business on February 28, 1995, there were 14,484,953 shares of Roseville's Common Stock outstanding. On February 28, 1995, no person was known by Roseville to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

                                           Amount and Nature          Percent
   Name and Address of Beneficial Owner  of Beneficial Ownership       Class

  Roseville Telephone Company Retirement
   Supplement Plan.......................      1,341,907(1)             9.3%
  P.O. Box 969
  Roseville, California 95678


      (1) Shared voting and investment power.

     Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

     In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The five candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected.

     Approval of the Agreement and Plan of Reorganization    requires the
affirmative vote of a majority of the outstanding shares of Roseville.  The
approval of     any other matters submitted for shareholder approval at the
Annual Meeting will require the affirmative vote of a majority of the shares of Roseville present or represented and entitled to vote at the meeting.


                     ELECTION OF DIRECTORS

     The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, all of whom were elected at the last Annual Meeting of Shareholders of Roseville. During 1994, the Board of Directors held twelve regular meetings, of which no Director attended less than 75 percent. Roseville's Board of Directors has no standing audit or nominating Committee. In January 1994 the Board of Directors established a Compensation Committee, composed of independent Directors, whose functions include the review of and recommendations with respect to officer compensation, the review of officer performance and consideration of benefit issues generally. The Compensation Committee members are Ralph E. Hoeper, who serves as Chairman, and John R. Roberts III.

     Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of the nominees will be unable to serve if elected a Director. The present Directors and Officers (consisting of seven individuals) beneficially owned, as of February 28, 1995, an aggregate 665,836 shares, or 4.6% of Roseville's Common Stock. In respect to the nominees and all the Directors and Officers as a group, the following information is furnished as of February 28, 1995.



                                                            Shares of
                        Principal Occupation and            Roseville
                        Business Experience for             Benefi-    Percent
                           Past Five Years       Director    cially    of Class
       Name         Age                            Since    Owned (1)
       ----         ---   -------------------     -----    ----------    -----
Robert L.           76  Chairman of the Board      1954        303,225    2.1%
Doyle(2)(3)             of Directors of
                        Roseville; President
                        and Chief Executive
                        Officer of Roseville
                        from 1954 to 1993.
Brian H. Strom(4)   52  President and Chief        1993          5,985     *
                        Executive Officer of
                        Roseville (since
                        December 1993); Vice
                        President and Chief
                        Financial Officer of
                        Roseville from 1989 to
                        1993.
Thomas E. Doyle(2)  66  Vice President (since      1951        282,766    2.0%
                        1972) and Secretary-
                        Treasurer (since 1965)
                        of Roseville; Chairman
                        of the Board, Placer
                        Savings Bank, Auburn,
                        California.
Ralph E. Hoeper(5)  70  President, Foresthill      1987         32,309     *
                        Telephone Company,
                        Foresthill,
                        California.
John R. Roberts     43  Executive Director         1993         10,152     *
III(5)                  (since 1990),
                        California Rice
                        Industry Association;
                        Executive Director
                        (from 1989 to 1990),
                        Sacramento
                        Metropolitan Chamber
                        of Commerce; Director,
                        Meta Information
                        Services, Inc.,
                        Sacramento,
                        California.
All Directors and                                              665,836    4.6%
Officers as a
group (7 persons)
     ____________
     *    Less than 1.0%
          (1) Each beneficial owner has shared voting and investment power unless otherwise noted.
          (2)  Robert L. Doyle and Thomas E. Doyle are brothers.
          (3) Included in Robert L. Doyle's share ownership figure are 139,201 shares in respect of which he has sole voting and investment power.
          (4) Included in Brian H. Strom's share ownership figure are 5,096 shares in respect of which he has sole voting and investment power.
          (5) Ralph E. Hoeper and John R. Roberts III serve on the compensation committee.

Compensation of Directors

     All Directors were compensated by a fee of $1,000 per month during the first three months of 1994. Beginning in April 1994, Directors other than Robert L. Doyle and Brian H. Strom (who no longer receive compensation as Directors) were compensated by a fee of $1,000 per month and $500 for each Board meeting they attend.
                     EXECUTIVE COMPENSATION

     The following table sets forth the executive compensation paid during the years ended December 31, 1994, 1993 and 1992 to all officers of Roseville who earned more than $100,000 in combined salary and bonus in 1994:


Summary Compensation Table

                                            Annual Compensation

      Name and                               Other Annual    All Other
     Principal               Salary   Bonus  Compensation  Compensation
    Position(1)       Year    (2) $     $       (3) $          (4) $
     ----------       ----   ------   ----   ------------  ------------
Robert L. Doyle       1994  361,496   --      9,685        21,097
Chairman of the       1993  359,775   --      9,685        10,000
Board of Directors    1992  349,236   --      6,235        10,000
Brian H. Strom        1994  271,207   --      1,235         8,493
President and Chief   1993  201,385   --      1,080        10,000
Executive Officer     1992  195,463   --        795        10,000
A. A. Johnson         1994  238,428   --      9,685         8,493
Executive Vice        1993  201,865   --      8,480        10,000
President and Chief   1992  195,843   --      6,235        10,000
Operating Officer
Michael D. Campbell   1994  163,255   --        560            --
Vice President and
Chief Financial
Officer

__________

(1) On December 22, 1993, Brian H. Strom, former Vice President and Chief Financial Officer of Roseville was elected President and Chief Executive Officer and A. A. Johnson, former Vice President, Operations of Roseville was elected Executive Vice President and Chief Operating Officer. Robert
     L. Doyle continues to serve as Chairman of the Board of Directors, a position he held in addition to his service to December 1993 as President and Chief Executive Officer. Michael D. Campbell was elected Vice President and Chief Financial Officer effective March 14, 1994.

(2) Reflects for Robert L. Doyle and Brian H. Strom, in addition to salary, director's fees in the amount of $3,000 for the year ended December 31, 1994, and for Robert L. Doyle in the amount of $12,000 for the years ended December 31, 1993 and 1992 and, in respect of Michael D. Campbell, salary from the commencement of his employment on March 14, 1994.

(3) Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(4) Reflects employer contributions to Roseville's Retirement Supplement Plan and, for Robert L. Doyle in 1994, a payment to Mr. Doyle pursuant to the SERP in the amount of $11,864. See "Retirement Supplement Plan" and "Pension Plan and SERP" for further information.

Retirement Supplement Plan

     Roseville has a Retirement Supplement Plan in which all employees of Roseville are eligible to participate after one year of service. Under the Retirement Supplement Plan, eligible employees of Roseville are allowed to contribute to the plan not more than 6% of their annual compensation as an "employee savings contribution." Eligible employees may also contribute to the plan not more than 10% of their annual compensation as an "employee retirement contribution." Generally, in accordance with Section 401(k) of the Internal Revenue Code, an employee who makes an employee retirement contribution reduces by the amount of such contribution the amount of his or her taxable income that is otherwise currently reportable for Federal tax purposes. Roseville will make employer contributions to the plan equal to 50% of the employee's aggregate savings and retirement contributions. Subject to plan limitations on total contributions and Roseville matching contributions, an employee may elect to make either a savings contribution or a retirement contribution, or both. Employees may voluntarily withdraw their employee savings contributions upon appropriate notice to Roseville, but must reach the age of 59 1/2, or alternatively, demonstrate a financial hardship to withdraw their employee retirement contributions. Employees are always fully vested in employer retirement contributions, and become vested in employer savings contributions at the rate of 20% per each year of service or fully vested upon death, disability or the reaching of age 65. Distribution from the plan occurs generally upon termination of employment.


Pension Plan and SERP

     Roseville has a qualified defined benefit pension plan in which all employees are eligible to participate substantially concurrently with the commencement of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with Roseville. Benefits under the plans are a function of a participant's years of service with Roseville and the employee's average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

     While Roseville may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plan to the extent such benefits are then funded.

     Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 1994 plan contributions to estimated total covered compensation was 14.5%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 1994 by 6.0%. Robert L. Doyle, Brian H. Strom and A.
A. Johnson are entitled to benefits under the Pension Plan and the SERP and, at December 31, 1994, were credited with 41, 6 and 17 years of service, respectively, under the plans. Michael D. Campbell had less than one year of service under the Plan at December 31, 1994. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary and other annual compensation reported above for each executive officer. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 1995.


          Estimated Annual Pension for Representative Years of Service

  Highest
Consecutive
 Five-Year
  Average
Compensation    15       20       25       30       35       40
- ------------    --       --       --       --       --       --
 $100,000     $26,250  $35,000  $43,750  $52,500  $61,250  $70,000
  125,000      32,813   43,750   54,688   65,625   76,563   87,500
  150,000      39,375   52,500   65,625   78,750   91,875  105,000
  175,000      45,938   61,250   76,563   91,875  107,188  122,500
  200,000      52,500   70,000   87,500  105,000  122,500  140,000
  225,000      59,063   78,750   98,438  118,125  137,813  157,500
  250,000      65,625   87,500  109,375  131,250  153,125  175,000
  300,000      78,750  105,000  131,250  157,500  183,750  210,000
  400,000     105,000  140,000  175,000  210,000  245,000  280,000

Compensation Committee Interlocks and Insider Participation

     In early 1994, the Board of Directors established a Compensation Committee of independent Directors comprised of Ralph E. Hoeper, who serves as Chairman, and John R. Roberts III.

Report of the Compensation Committee Concerning Compensation

     The Compensation Committee in 1994 assumed the responsibility of recommending and reviewing a compensation program for Roseville's officers. Previously such responsibility was held by the entire Board of Directors. Consistent with past practices followed by Roseville, and deemed by the Compensation Committee to be a proper articulation of the factors to be utilized in connection with officer compensation, the Compensation Committee considered:

          (i) operational goals and financial performance and the achievement of stockholder value, together with each officer's individual effectiveness in reaching those goals and achieving desirable financial performance and stockholder value;

          (ii) the years of service, skill levels and duties of Roseville's officers giving effect to the limited number of officers and the resulting determination of increased responsibilities for Roseville's officers in relation to other companies;

          (iii) the compensation earned by officers of other telephone and telecommunications companies; and

          (iv) officer compensation at general industry companies of similar size to Roseville within the Sacramento, California metropolitan area and in other areas of the United States with comparable cost-of-living and compensation levels.

     The Compensation Committee also realizes the significance of the distinctions between the compensation policy at Roseville and at other companies, both within and outside the telecommunications industry. Most importantly, substantially all of the officers' compensation is derived from base salary. Roseville has traditionally not paid bonuses to its officers, nor did it do so in 1994. Compensation incentives utilized at other companies, such as stock-based or other long-term incentive plans have never been adopted by Roseville. As a result, substantially all of the officers' compensation at Roseville is determined by base salary with reference to prior years performance by the Company and the officer and competitive conditions.

     In addition, the Compensation Committee received the assistance of an independent consulting firm specializing in compensation matters which prepared a report in early 1994 with respect to Roseville's compensation policies and related matters. The engagement of the independent consulting firm was implemented in furtherance of the Compensation Committee's desire to assure the maintenance of a policy which attracts and retains the most qualified officers who can contribute to the long-term performance and growth of Roseville. For Roseville's executive officers 1994 compensation was below median figures for telecommunication and general industry companies with comparable revenues studied and discussed in the 1994 report delivered to the Compensation Committee.

     The 1994 compensation awarded to Robert L. Doyle, Chairman of the Board, was comprised almost entirely of his salary. Notwithstanding that Roseville again recorded record revenues and net income in 1993, and continued its technological improvements, Mr. Doyle received only a minimal increase over his 1993 compensation, in recognition of the commencement of the transition of certain of his duties to Brian H. Strom. Only a minimal number of the comparable companies which were studied by the independent consulting firm for the 1994 report employed individuals who served solely in the capacity of chairman. As a result, the Compensation Committee does not believe that a comparison of Mr. Doyle's compensation with that of the chairmen of such companies is meaningful.

     In connection with the 1994 report utilized to assist in the determination of officer compensation, three of the twelve companies whose compensation policies were considered are among the seventeen companies constituting the Dow Jones Telephone Systems Index. All of the companies whose policies were considered for compensation comparisons are engaged in the telecommunications industry in general, and the local exchange carrier business in particular. In addition to the nature of their business, such comparison companies were comparable to Roseville in one or more of the following categories: revenues, access lines, assets and geographical location. Substantially all of the companies in the Dow Jones Telephone Systems Index are larger than Roseville and it was determined that comparison of compensation of Roseville's officers with the officers of the other companies would not be meaningful.

                              Compensation Committee,


                              Ralph E. Hoeper, Chairman
                              John R. Roberts III

                       EXECUTIVE OFFICERS

     The following table provides information regarding certain executive officers of Roseville as of February 28, 1995:


                                                        Shares of
                           Principal Occupation and     Roseville     Percent
                           Business Experience for    Beneficially      of
        Name         Age       Past Five Years          Owned (1)      Class
        ----         ---          ----------              -----        -----
Robert L. Doyle(2)    76  Chairman of the Board of          303,225    2.1%
                          Directors; President and
                          Chief Executive Officer
                          (1954 to 1993)
Brian H. Strom(3)     52  President and Chief                 5,985      *
                          Executive Officer (since
                          December 1993); Vice
                          President and Chief
                          Financial Officer (1989
                          to 1993)
A. A. Johnson         73  Executive Vice President           31,119      *
                          and Chief Operating
                          Officer (since December
                          1993); Vice President,
                          Operations (1989 to 1993)
Michael D. Campbell   46  Vice President and Chief              280      *
                          Financial Officer (since
                          March 1994); Partner,
                          Ernst & Young LLP (1983
                          to 1994).

____________

          *    Less than 1.0%

          (1) Each beneficial owner has shared voting and investment power unless otherwise noted.

          (2) Included in Robert L. Doyle's share ownership figure are 139,201 shares in respect of which he has sole voting and investment power.

          (3) Included in Brian H. Strom's share ownership figure are 5,096 shares in respect of which he has sole voting and investment power.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Roseville's directors and executive officers, and persons who own more than ten percent of the Common Stock of Roseville to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of Roseville. Officers, directors and greater than ten-percent shareholders are required by the Commission's regulations to furnish Roseville with copies of all forms they file pursuant to
Section 16(a).

     To Roseville's knowledge, during the two fiscal years ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except, that one initial report of ownership was filed late by Michael D. Campbell.


Performance Graph

     The following graph shows a five year comparison of cumulative total shareholder return of Roseville's Common Stock (assuming dividend reinvestment) with the Dow Jones Telephone Systems Index (a published index which includes 17 telecommunications companies) and Standard & Poor's ("S&P") 500 Stock Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1989 in each of Roseville Telephone Company, the Dow Jones Telephone Systems Index and S&P 500 Stock Index. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                       Among Roseville Telephone Company,
                        DJ Telephone Systems and S&P 500

[Graph to Be Inserted]
                             1989    1990   1991    1992   1993    1994
                             ----    ----   ----    ----   ----    ----
Roseville Telephone Company   $100    $145   $173    $195   $219    $236

DJ Telephone Systems Index    $100    $ 89   $ 99    $110   $131    $124

S&P 500 Stock Index           $100    $ 97   $126    $136   $150    $152


  PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION

General

     The Board of Directors believes that it is in the best interests of Roseville and its shareholders to reorganize the corporate structure of Roseville and its one existing subsidiary by creating a new holding company to be the publicly-held parent of Roseville (the "Reorganization"). To implement this Reorganization, the Board of Directors has approved and adopted the Agreement and Plan of Reorganization (the "Reorganization Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, among Roseville, Roseville ComTech ("Holding Company") and a wholly-owned subsidiary of Holding Company ("Reorganization Sub").

     Following the Reorganization, Holding Company will be the publicly-held parent corporation and, together with its subsidiaries, will conduct all the operations currently conducted by Roseville and its subsidiary, and Holding Company and its subsidiaries will have the same consolidated net worth as do Roseville and its subsidiary. Under the Reorganization Agreement, each share of Roseville Common Stock will automatically be converted into one share of Holding Company Common Stock. Consequently, the shareholders of Roseville become shareholders of Holding Company and will have the same ownership interests in Holding Company as they now have in Roseville. This conversion will not result in the recognition of gain or loss for Federal income tax purposes to the holders of Roseville Common Stock and will not require the exchange of stock certificates. See "Income Tax Consequences" below.

     Holding Company does not plan to be an operating company and its assets will consist principally of the capital stock of its subsidiaries. It will derive its income principally from dividends from and fees for services rendered to its subsidiaries and from any interest on any loans to subsidiaries.

     Approval and consummation of the Reorganization require the affirmative vote of the holders of a majority of the outstanding shares of Roseville Common Stock. No shareholder actions are required with respect to Roseville's Retirement Supplement Plan or other benefit plans. See "Employee Benefit Plans" below.

     If the Reorganization is approved, it is anticipated that it will become effective at 12:01 A.M. Pacific Standard Time on January 1, 1996 or such other date as may be approved by Roseville's Board of Directors unless terminated by Roseville as described below under "Amendment or Termination of the Reorganization Agreement".

Business of Roseville and Holding Company

     Roseville is engaged in the business of furnishing communication services, mainly local and toll telephone service and network access services, in a territory covering approximately 83 square miles in Placer and Sacramento Counties, California. Roseville, with a 23.5% equity interest, is also one of four limited partners of Sacramento Valley Limited Partnership, a California limited partnership formed for the construction and operation of a cellular mobile radio telephone system which now operates in Sacramento and other Standard Metropolitan Statistical Areas. Roseville operates no significant line of business other than communication services it now provides. Roseville's principal executive offices are located at 211 Lincoln Street, Roseville, California 95678, telephone number (916) 786-6141. The address of Holding Company's principal executive offices and its telephone number are the same as Roseville's. The current business of Roseville and its subsidiary will be operated by Holding Company and its subsidiaries, including Roseville, after the Reorganization.

Reasons for the Reorganization

     The Board of Directors has unanimously approved, and recommended that shareholders of Roseville approve, the Reorganization. In determining to approve the Reorganization, the Board concluded that the formation of a holding company structure for Roseville will provide a corporate structure with clear separation between the telephone company and other communication businesses, will provide a framework that can better accommodate future growth from internal operations, acquisitions or joint ventures, and will broaden the alternatives available for future financing and will generally provide greater administrative and operational flexibility. During its consideration of the Reorganization, the Board recognized that Roseville has pursued a number of opportunities that, while communications-related, are not solely telephone operations. Such opportunities have included the limited partnership investment to operate the cellular telephone system. Roseville is also investigating possible participation in the personal communications services industry, video enterprises, the provision of long distance services and other communications opportunities. Such investigations, however, are too preliminary for Roseville to make a final determination as to the merits of participation. While Roseville's current corporate structure would not legally preclude participation in the other communications services, the Board of Directors believes that such opportunities should be managed and their results assessed separate from the results of Roseville's current local exchange carrier operations. The holding company structure which is utilized by many other publicly and privately held local exchange carriers, will better allow for such separation and will provide improved financial information to management. With respect to future investments or acquisitions, a holding company structure will provide Roseville with the flexibility to operate any future investment or acquisition either as a part of the telephone company or as a separate entity. Roseville has no present intention to engage in any activity other than communications related activities although Holding Company's Articles of Incorporation, which are substantially similar to those of Roseville, do not restrict or place any conditions upon the
type of business activities which Holding    Company     may pursue.

     The Board of Directors also believes that a holding company structure will broaden the alternatives for future financing. As proposed, Holding Company will not be a public utility as defined under the California Public Utilities Code and, as a consequence, it should not be subject to the regulatory restrictions on the issuance of its securities to which Roseville is currently subject under the rules of the California Public Utilities Commission ("CPUC"). Under current CPUC practice, a local exchange carrier, such as Roseville, must file an application with the CPUC prior to its issuance of securities. An interested party may raise objection to the issuance, in which event the CPUC may postpone or disallow the issuance. Even absent any objection, the filing of the application with and approval by the CPUC normally requires a number of months or an even longer period. After the Reorganization, the CPUC will not
have jurisdiction to regulate securities issuance   s     by Holding Company
after the Reorganization unless Holding Company submits itself to the CPUC's jurisdiction by participating in a transaction that is subject to the CPUC's jurisdiction. As a result, Holding Company will be able to issue its securities after the Reorganization without facing premature disclosure, the uncertainty presented by the notice filing requirements or unnecessary delays unless Holding Company submits itself to the CPUC's jurisdiction by participating in a transaction that is subject to CPUC jurisdiction. Certain securities issuances that are solely in support of Roseville, such as debt placements for equipment acquisitions, or other transactions pursuant to which the assets attributable to Roseville's local exchange operations are encumbered, may continue to be made by Roseville and will be regulated by the CPUC after the Reorganization is completed.

Roseville    does     not believe that the business opportunities to be pursued
nor the amounts or types of financing to be considered will be impacted by the
   proposed     Reorganization, whether or not approved by the
   shareholders    .

Description of Reorganization

     The Boards of Directors of Roseville, Holding Company and Reorganization Sub have approved the Reorganization Agreement. The following summary of the principal provisions of the Reorganization Agreement is qualified in its entirety by the Reorganization Agreement, a copy of which is attached as Exhibit A and incorporated herein by reference.

     The formation of the Holding Company structure contemplated by the Reorganization will be accomplished through a merger pursuant to which Reorganization Sub, a newly-formed, wholly-owned subsidiary of Holding Company, will be merged with and into Roseville. The Reorganization, pursuant to the terms and conditions of the Reorganization Agreement, is scheduled to become effective at 12:01 A.M., Pacific Standard Time, on January 1, 1996 (the "Effective Time"), at which time the separate existence of Reorganization Sub will cease and Roseville, as the surviving corporation in the Reorganization, will become a wholly-owned subsidiary of Holding Company. Following the Reorganization, Roseville will continue to operate under the name "Roseville Telephone Company" and Holding Company will be known as "Roseville ComTech".

     Under the Reorganization Agreement, by virtue of the Reorganization, (i) each share of Roseville Common Stock which is issued or outstanding or held in the treasury of Roseville immediately prior to the Effective Time will be automatically converted into one share of Holding Company Common Stock, (ii) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and retired; and
(iii) each share of Reorganization Sub Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into one share of Roseville Common Stock. As a result of the transactions described above, Holding Company will in effect replace Roseville as the publicly-held corporation, and each shareholder of Roseville immediately before the Effective Time will own, immediately after the Effective Time the same number of shares of Common Stock of Holding Company as such shareholder owned of Roseville Common Stock immediately before the Effective Time.

Automatic Conversion of Common Stock

     When the Reorganization is effected, each share of Roseville Common Stock, without par value, will automatically be converted into one share of Holding Company Common Stock, without par value.

Debt of Roseville

     Upon consummation of the Reorganization, Holding Company may assume joint and several responsibility with Roseville for payment of obligations in respect of Roseville's approximate $40 million of outstanding debt. Roseville has not yet made a final determination, nor concluded discussions with its lender, regarding the assumption by Holding Company of Roseville's debt. Prior to the consummation of the Reorganization, Roseville expects to obtain consent from Bank of America National Trust and Savings Association in order to effect the Reorganization. Whether or not such debt is assumed, it is the intention of Holding Company, after the Reorganization, to present consolidated financial statements which would include the debt, even if there is no legal assumption by Holding Company.

Directors and Officers of Holding Company

     Upon the effectiveness of the Reorganization, the persons who are Directors of Roseville will become the Directors of Holding Company. Consequently, it is anticipated that those persons who are elected Directors of Roseville at the Annual Meeting of Shareholders and for whose election proxies are being solicited by this Proxy Statement/Prospectus will be Directors of Holding Company. See "Election of Directors".

     Following the Annual Meeting of Shareholders, the Directors of Roseville will elect officers of Roseville to serve until their successors are elected and qualified. The officers so elected will become officers of Holding Company, Roseville or both upon effectiveness of the Reorganization. Such additional officers of Holding Company and Roseville as the Board of Directors considers advisable will be elected or appointed from time to time.

Employee Benefit Plans

     Participants in Roseville's Retirement Supplement Plan, following the effectiveness of the Reorganization, shall be entitled to the same number of shares of Holding Company's Common Stock equal to the number of shares of Roseville Common Stock such holder would be entitled to prior to the effectiveness of the Reorganization, upon the same terms and conditions as under such Retirement Supplement Plan in effect immediately prior to the Reorganization.

     The Retirement Supplement Plan, the Pension Plan of Roseville and any other employee benefit plans of Roseville will continue in effect following the effectiveness of the Reorganization. All or some of such plans may be assumed by Holding Company in the future to the extent its Board of Directors deems necessary or desirable.

Amendment or Termination of the Reorganization Agreement

     The Board of Directors of Roseville may, to the extent permitted by California corporation law, amend, modify and supplement the Reorganization Agreement at any time prior to the effective time, whether before or after shareholder approval. The Board of Directors of Roseville may also terminate their Reorganization Agreement, notwithstanding shareholder approval, at any time prior to the effective time for any reason including, without limitation, non-fulfillment of any condition referred to under "Conditions to the Reorganization" below.

Income Tax Consequences

     The following is a general discussion of certain Federal income tax consequences of the Reorganization. Although it is not anticipated that state or local income tax consequences will vary substantially from the Federal income tax consequences described below, shareholders are urged to consult their own tax advisors with respect thereto.

     In the opinion of Cooper, White & Cooper, counsel to Roseville and Holding
Company:

         1. No gain or loss will be recognized by Holding Company, Roseville or Roseville's shareholders whose Roseville Common Stock will be converted into Holding Company Common Stock by reason of the Reorganization;

         2. The tax basis of Holding Company Common Stock received by Roseville's shareholders in the transaction will be the same as the tax basis of the Roseville Common Stock converted into such Holding Company Capital Stock; and

         3. Shareholders who hold their Roseville Common Stock as a capital asset will include in their holding period for the Holding Company Common Stock which they receive in the transaction their holding period for the Roseville Common Stock converted into such Holding Company Common Stock.

Articles of Incorporation, Bylaws and Rights of Shareholders

     The Articles of Incorporation and Bylaws of Holding Company are substantially identical to the Amended and Restated Articles of Incorporation and Bylaws of Roseville. Holders of Holding Company Common Stock immediately after the Reorganization will have the same rights as holders of Roseville Common Stock immediately before the Reorganization.

Conditions to the Reorganization

     Consummation of the transactions contemplated by the Reorganization Agreement is conditioned, among other things, on (i) receipt of the requisite approval by the holders of Roseville Common Stock, (ii) receipt of all consents, approvals and authorizations that Roseville deems necessary and appropriate to obtain from governmental and regulatory authorities in connection with the consummation of the transactions contemplated by the Reorganization which Roseville considers to be approval by the CPUC, and the consent of the Federal Communications Commission required as a result of the technical change in ownership of Roseville as a radio license holder, and (iii) the absence of any action by any court, governmental or regulatory authority having jurisdiction over Holding Company, Roseville or Reorganization Sub, the Reorganization or the transactions contemplated by the Reorganization, that prohibit or restrict the consummation of any of the transactions contemplated by the Reorganization.

Regulatory Approvals

     Roseville intends to make application to the CPUC on or before May 15, 1995 seeking authority to effect the Reorganization and expects to receive from the CPUC by the Effective Time an approval to the Reorganization with respect to the creation of the Holding Company structure as contemplated by the Reorganization. If Roseville does not receive the approval from the CPUC by the Effective Time, Roseville will postpone the Reorganization until the CPUC requirements are satisfied.

Exchange of Share Certificates Not Required

     The Common Stock of Roseville will automatically be converted into Common Stock of Holding Company at the Effective Time, without the necessity of the holders thereof surrendering their certificates for exchange. Certificates for Roseville Common Stock will be deemed to represent certificates in an equal number of shares of Holding Company Common Stock. Certificates for Roseville Common Stock presented for transfer following the effectiveness of the Reorganization will be replaced with certificates for Holding Company Common Stock. Holders of certificates of Roseville Common Stock who wish to exchange such certificates for certificates of Holding Company Common Stock may do so by submitting their Roseville Common Stock certificates to Holding Company with a request for exchange.

Description of Capital Stock of Holding Company

     The authorized Capital Stock of Holding Company will at the time the Reorganization becomes effective be 20,000,000 shares of Common Stock, without par value. The rights and preferences of the outstanding stock of Holding Company will be substantially the same as the rights and preferences of outstanding stock of Roseville prior to the Effective Time. The following statements summarize certain relevant provisions of Holding Company's Articles of Incorporation. This summary should be read in the context of and as qualified by the full Articles of Incorporation of Holding Company which are attached to this Proxy Statement/Prospectus as Exhibit B, and the laws of the State of California. All of the shares of Holding Company Common Stock issued in connection with the Reorganization will be validly issued,fully paid and non-assessable and the holders thereof will not be subject to any personal liability
as    shareholders    .  The Holding Company Common Stock will have cumulative
voting rights for the election of directors which means that in voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be directors to be elected, to accumulate his votes and give one nominee votes equal to the number of directors multiplied by the number of shares of stock owned by him, or distribute his votes upon the same principle among as many nominees as he thinks fit.

     Dividends will be paid on the Holding Company Common Stock when and as declared by the Board of Directors, out of funds legally available therefor. The Holding Company Common Stock will have no preemptive rights.

     Holding Company shall act as its own Transfer Agent for the Holding Company Common Stock.

Exchange Act Filings

     Following the effectiveness of the Reorganization, it is expected that Holding Company will be a reporting company under the Securities Exchange Act of 1934, as amended, but it is expected that Roseville will not remain a reporting company.

Financial Statements

     Prior to the Reorganization, Holding Company has no operations and has assets consisting solely of cash required for the minimum capitalization of Holding Company. Accordingly, no financial statements of Holding Company are presented in this Proxy Statement/Prospectus. In addition, no pro forma consolidated financial statements of Holding Company are included herein. Such statements would reflect no differences from the consolidated financial statements of Roseville and its subsidiary incorporated by reference herein.

Legal Opinion

     The validity of the share of Holding Company Common Stock to which this Proxy Statement/Prospectus relates will be passed upon for Roseville and Holding Company by Cooper, White & Cooper, San Francisco, California, counsel for each of Roseville and Holding Company. Members of the firm of Cooper, White & Cooper own beneficially or of record an aggregate 978 shares of Roseville Common Stock.

No Appraisal Rights

     Holders of Roseville Common Stock will not, under California law, be entitled to any appraisal rights as a result of the Reorganization.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
REORGANIZATION, AS DESCRIBED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                      INDEPENDENT AUDITORS

     Ernst & Young LLP, Roseville's auditors since 1960, has been selected by Roseville as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

                      COST OF SOLICITATION

     The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by Roseville. Roseville will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

            OTHER MATTERS AND SHAREHOLDER PROPOSALS

     As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgement.

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by Roseville not later than January 9, 1996 to be considered for inclusion in Roseville's proxy statement.

Roseville, California, May 8, 1995.


                                        By Order of the Board of Directors



                                             Robert L. Doyle
                                             Chairman of the Board
                                                                       EXHIBIT A
                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (this "Agreement") is entered into as of this 30th day of March, 1995, between Roseville Telephone Company, a California corporation ("Surviving Corporation"), RTC Reorganization Sub, a California corporation ("Disappearing Corporation") (such two corporations together being herein sometimes called the "Constituent Corporations"), and Roseville ComTech, a California corporation ("Holding Company").

RECITALS:

     A. Surviving Corporation is a California corporation organized on June 20, 1914 and has authorized capitalization consisting of 20,000,000 shares of Common Stock, without par value, of which 14,484,953 shares were issued and outstanding at February 28, 1995.

     B. Disappearing Corporation is a California corporation organized on March 22, 1995 and has authorized capitalization consisting of 1,000 shares of Common Stock, without par value, 100 shares of which are now issued and outstanding and held by Holding Company.

     C. Holding Company is a California corporation organized on March 22, 1995 and has an authorized capitalization consisting of 20,000,000 shares of Common Stock, without par value, 100 of which shares are now issued and outstanding and held by Surviving Corporation;

     D. The boards of directors of each of the Constituent Corporations and the shareholders of Disappearing Corporation have approved the merger and other transactions set forth herein.

     NOW, THEREFORE, Disappearing Corporation, Surviving Corporation and Holding Company do hereby adopt and make themselves parties to the plan of reorganization encompassed by this Agreement and do hereby agree that Disappearing Corporation shall merge with and into Surviving Corporation upon the following terms and conditions:

AGREEMENT:
      1. Disappearing Corporation shall be merged into Surviving Corporation and Surviving Corporation shall survive the merger.

      2. Pursuant to Section 110(c) of the California General Corporation Law, this Agreement and the merger contemplated hereby shall become effective at the close of business on 12:01 A.M. Pacific Standard Time, January 1, 1996; provided, that if this Agreement has not been filed on or before such date this Agreement and the merger and other transactions contemplated hereby shall become effective when a copy of this Agreement, together with officers' certificates attached, is filed in accordance with Section 1103 of the California General Corporation Law. The date and time upon which the merger becomes effective in accordance with the foregoing sentence is referred to herein as the "Effective Date."

      3.  Upon the Effective Date:

          (a) Each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the merger shall be converted into and become one share of Holding Company Common Stock. Each share of Surviving Corporation Common Stock held in the treasury of Surviving Corporation shall be cancelled and no shares of Holding Company Common Stock shall be issued for such treasury stock.

          (b) Each share of Disappearing Corporation Common Stock issued and outstanding immediately prior to the merger shall be converted into and become one share of Surviving Corporation Common Stock authorized as provided in
Section 4 of this Agreement. Immediately thereafter, the Surviving Corporation shall deliver to Holding Company an appropriate certificate or certificates for such Surviving Corporation Common Stock upon surrender by Holding Company of the certificate or certificates representing the Disappearing Corporation Common Stock held by Holding Company.

          (c) Each share of Holding Company Common Stock held by Surviving Corporation shall be cancelled.

      4. The articles of incorporation of Surviving Corporation, as amended and in effect on the Effective Date, shall continue to be the articles of incorporation of Surviving Corporation, except that Article Third of the Certificate of Incorporation of Surviving Corporation shall be amended as of the Effective Date to read as follows:

               THIRD: This corporation is authorized to issue only one class of shares of stock. The total number of shares which this corporation is authorized to issue is One
          Thousand (1,000).

The bylaws of Surviving Corporation, as amended and in effect on the Effective Date, shall continue to be the bylaws of Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

      5. On and after the Effective Date, the directors and officers of Surviving Corporation shall remain directors and officers, respectively, of Surviving Corporation until expiration of their current respective terms as such or their respective prior resignation, removal or death.

      6. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Surviving Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holding Company Common Stock into which the shares of Surviving Corporation Common Stock represented by such certificates have been changed as herein provided. The registered owner on the books of Surviving Corporation of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or exchange or otherwise accounted for to Holding Company or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Surviving Corporation evidenced by such outstanding certificates as above provided.

      7. Upon the Effective Date, the separate existence of Disappearing Corporation ceases and Surviving Corporation shall succeed, without other transfer, to all the rights and property of Disappearing Corporation and shall be subject to all the debts and liabilities thereof in the same manner as if Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Disappearing Corporation shall be limited to the property affected thereby immediately prior to the time the merger is effective. On the Effective Date, Surviving Corporation shall succeed to Disappearing Corporation in the manner of and as more fully set forth in
Section 1107 of the California General Corporation Law.

      8. From time to time as and when required by Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Disappearing Corporation such deeds and other instruments, and there shall be taken or caused to be taken such further and other actions as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Disappearing Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Surviving Corporation are fully authorized in the name and on behalf of Disappearing Corporation or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

      9. This Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code.

     10. The obligations of each of the Constituent Corporations and Holding Company to consummate the merger and the other transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions at or prior to the Effective Date:

          (a) any consents, approvals or authorizations that Surviving Corporation deems necessary or appropriate to be obtained from any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the consummation of the merger or any of the other transactions contemplated hereby shall have been obtained;

          (b) no court, governmental or regulatory authority having jurisdiction over either of the Constituent Corporations or Holding Company, this Agreement, the merger or any of the other transactions contemplated hereby, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, which is in effect and which prohibits or restricts the consummation of the merger of any of the other transactions contemplated hereby; and

          (c) the holders of shares representing a majority of the votes cast by the holders of Surviving Corporation Common Stock voting as a single class, in person or by proxy, at a meeting of such shareholders called for the purpose of considering this Agreement and the merger and other transactions contemplated hereby shall have approved this Agreement and the merger and other transactions contemplated hereby.

Surviving Corporation shall have the right to waive any of the conditions set forth in this Section 10 except clause (c) which cannot be waived by any person.

     11. At any time before the Effective Date, the merger contemplated by this Agreement may be abandoned by either Constituent Corporation or both, notwithstanding approval of the merger by the shareholders of the Constituent Corporations, without prejudice to any rights to damages that any party to this Agreement may have. The terms and conditions of this Agreement and the merger and other transactions contemplated hereby may be amended by the board of directors of Surviving Corporation without any further action or consent by the shareholders of Surviving Corporation at any time prior to the Effective Date; provided, however, that no such amendment after the approval of this Agreement and the merger and other transactions contemplated hereby by the shareholders of Surviving Corporation in accordance with the California General Corporation Law shall (a) alter or change the amount or kind of consideration to be received in exchange for all or any of the Surviving Corporation Common Stock, (b) alter or change any terms of the articles of incorporation of Surviving Corporation, or
(c) alter or change any of the terms and conditions of this Agreement and the merger and other transactions contemplated hereby if, in any such case, such alteration or change would adversely affect the holders of Surviving Corporation Common Stock.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              ROSEVILLE TELEPHONE COMPANY



                              By: /s/BRIAN H. STROM
                                  Brian H. Strom
                                  President


                              RTC REORGANIZATION SUB



                              By: /s/BRIAN H. STROM
                                  Brian H. Strom
                                  President

                              ROSEVILLE COMTECH


                              By: /s/BRIAN H. STROM
                                  Brian H. Strom
                                  President


                                                                       EXHIBIT B
                            ARTICLES OF INCORPORATION
                                       OF
                                ROSEVILLE COMTECH


     FIRST     The name of this corporation is ROSEVILLE COMTECH.

     SECOND    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD     The name and address in the State of California of this
corporation's initial agent for service of process is:

               Brian H. Strom
               211 Lincoln Street
               Roseville, California 95678

     FOURTH    This corporation is authorized to issue only one class of shares of stock. The total number of shares which this corporation is authorized to issue is Twenty Million (20,000,000).

     FIFTH The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of the provisions of this Article FIFTH shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

     SIXTH     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. Any repeal or modification of the provisions of this Article SIXTH shall not adversely affect any right or protection of an agent of the corporation existing at the time of such repeal or modification.

DATED:  March 21, 1995

                              /s/MARK J. SEIDEMANN
                              Mark J. Seidemann

          I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                                        /s/MARK J. SEIDEMANN
                                        Mark J. Seidemann
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 317 of the California General Corporation Law sets forth conditions and limitations governing the indemnification of officers, directors and other persons. Roseville's and Holding Company's Articles of Incorporation and Bylaws each contain indemnification provisions pursuant to authority contained in the above-mentioned California statute. In accordance with such documents, each company has broad powers to indemnify directors, officers and other persons against liabilities they may incur in such capacities, within the limitations permitted by law.

Item 21. Exhibits.

     The following documents (unless otherwise indicated) are filed herewith and made a part of the Registration Settlement.

Exhibit                                      Method
Number    Description                        of Filing
2.01      Agreement and Plan of              Filed as
          Reorganization                     Exhibit A to
                                             Proxy
                                             Statement/
                                             Prospectus
3.01(a)   Articles of Incorporation          Filed as
                                             Exhibit B to
                                             Proxy
                                             Statement/
                                             Prospectus
3.01(b)   Bylaws                             Filed with
                                             Form S-4
4.01      Articles of Incorporation          Included as
                                             Exhibit
                                             3.01(a)
5.01      Opinion of Cooper, White & Cooper  Filed
          regarding legality of common       Herewith
          stock
5.02      Opinion of Cooper, White & Cooper  Filed
          regarding tax matters              Herewith
10.01     Credit Agreement with Bank of      Incorporated
          America National Trust and         by reference
          Savings Association dated March
          27, 1992, with respect to
          $25,000,000 term loan.  Filed as
          Exhibit 10(a) to Roseville's Form
          10-Q for the quarter ended March
          31, 1992.
10.02     Credit Agreement with Bank of      Incorporated
          America National Trust and         by reference
          Savings Association dated January
          4, 1994, with respect to
          $15,000,000 term loan.  Filed as
          Exhibit 10(c) to Roseville's Form
          10-K for the year ended December
          31, 1993.
23.01     Consent of Cooper, White & Cooper  Included as
                                             a part of
                                             Exhibit 5.01
23.02     Consent of Ernst & Young LLP       Filed
                                             Herewith


Item 22. Undertakings.

     (1) The undersigned registrant hereby undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, County of Placer and State of California, on May 4, 1995

                                   ROSEVILLE COMTECH


                                   By:  /s/ ROBERT L. DOYLE
                                        Robert L. Doyle
                                        Chairman of the Board


                                   By:  /s/ BRIAN H. STROM
                                        Brian H. Strom
                                        President and
                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacity and on the date indicated.



          Name                         Title                    Date


/s/ ROBERT L. DOYLE         Chairman of the Board         May 4, 1995
Robert L. Doyle

/s/ BRIAN H. STROM          President, Chief Executive    May 4, 1995
Brian H. Strom              Officer and Director
                            (principal executive
                            officer)

/s/ THOMAS E. DOYLE         Director                      May 4, 1995
Thomas E. Doyle

/s/ MICHAEL D. CAMPBELL     Vice President and Chief      May 4, 1995
Michael D. Campbell         Financial Officer
                            (principal financial
                            officer and principal
                            accounting officer)

/s/ JOHN R. ROBERTS III     Director                      May 4, 1995
John R. Roberts III

/s/ RALPH E. HOEPER         Director                      May 4, 1995
Ralph E. Hoeper
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, County of Placer and State of California, on May 4, 1995

                                   ROSEVILLE COMTECH


                                   By:
                                        Robert L. Doyle
                                        Chairman of the Board


                                   By:
                                        Brian H. Strom
                                        President and
                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacity and on the date indicated.



          Name                         Title                    Date


                            Chairman of the Board         May 4, 1995
Robert L. Doyle

                            President, Chief Executive    May 4, 1995
Brian H. Strom              Officer and Director
                            (principal executive
                            officer)

                            Director                      May 4, 1995
Thomas E. Doyle

                            Vice President and Chief      May 4, 1995
Michael D. Campbell         Financial Officer
                            (principal financial
                            officer and principal
                            accounting officer)

                            Director                      May 4, 1995
John R. Roberts III

                            Director                      May 4, 1995
Ralph E. Hoeper
Appendix

                               ROSEVILLE TELEPHONE
                                     COMPANY

                                      PROXY

                                    SOLICITED
                                ON BEHALF OF THE
                                    BOARD OF
                                DIRECTORS FOR THE
                                 ANNUAL MEETING
                                  JUNE 16, 1995

THE UNDERSIGNED STOCKHOLDER HEREBY APPOINTS ROBERT L. DOYLE, BRAIN H. STROM, THOMAS E. DOYLE, RALPH E. HOEPER AND JOHN R. ROBERTS III OR ANY ONE OR MORE OF THEM, WITH FULL POWER OF SUBSTITUTION, TO ACT AS PROXY FOR AND TO VOTE THE STOCK OF THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF ROSEVILLE TELEPHONE COMPANY, TO BE HELD AT THE COMPANY'S INDUSTRIAL AVENUE FACILITY, 8150 INDUSTRIAL AVENUE, BUILDING A, ROSEVILLE, CALIFORNIA, ON JUNE 16, 1995, OR ANY ADJOURNMENT THEREOF ON THE MATTERS BELOW:

(1)  Election of Directors:

     FOR ALL NOMINEES LISTED BELOW                WITHHOLD AUTHORITY
     (except as marked to the contrary below __   to vote for all nominees
                                                  listed below __

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THAT NOMINEE'S NAME

               ROBERT L. DOYLE, THOMAS E. DOYLE, RALPH E. HOEPER,
                       JOHN R. ROBERTS III, BRIAN H. STROM

(2) Approval of the Agreement and Plan of Reorganization to create a holding company structure:

                FOR  __          AGAINST  __          ABSTAIN  __

(3)  In their discretion on any other business which may properly come before
     the meeting or any adjournment thereof    including any adjournment
     requested for the purpose of soliciting sufficient proxies to approve the Agreement and Plan of Reorganization;

                FOR  __          AGAINST  __          ABSTAIN  __

all as set forth in the Notice of said meeting and in the Proxy
Statement/Prospectus, both dated May 8, 1995, the receipt of which is hereby acknowledged.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS INDICATED. WHERE NO SPECIFICATION IS MADE SUCH SHARES
WILL BE VOTED FOR PROPOSALS (1),    (2) AND (3)     HEREOF.

                 PLEASE DATE AND SIGN ON REVERSE SIDE    (OVER)

DATED:__________ DAY OF__________, 1995.  SIGNED:

____________________________________________

____________________________________________
SIGNATURE OF STOCKHOLDER(S)

PLEASE DATE PROXY AND SIGN EXACTLY AS NAME
OR NAMES APPEAR AT LEFT.  IF STOCK IS
REGISTERED IN THE NAME OF TWO OR MORE
PERSONS, EACH MUST SIGN.  WHEN SIGNING AS
ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS
SUCH.  IF A CORPORATION, PLEASE SIGN IN
FULL CORPORATE NAME BY THE PRESIDENT OR
OTHER AUTHORIZED OFFICER.  IF A
PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME BY AN AUTHORIZED PERSON.

           YOUR VOTE IS IMPORTANT, PLEASE FILL IN AND RETURN PROMPTLY